EXHIBIT 5.1

DILLON, BITAR & LUTHER L.L.C.
53 MAPLE AVENUE
MORRISTOWN, NJ 07960
March 8, 2011

Village Super Market, Inc.
733 Mountain Avenue
Springfield, NJ 07081

Re:	Village Super Market, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We are providing this opinion letter in our capacity as special counsel to Village Super Market, Inc., a New Jersey corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the United States Securities and Exchange Commission (the "Commission"). The Registration Statement relates to the registration of 1,200,000 shares of the Company's common stock (the “Shares”) that may be issued by the Company pursuant to the terms and provisions of the Company's Plan (the “Plan”).

You have requested that we render the opinion set forth in this letter and we are furnishing this opinion in accordance with the requirements of Part II, Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K promulgated by the Commission under the Securities Act.

In connection with the foregoing registration, we have examined originals, or copies certified or otherwise identified to our satisfaction of, (i) the Registration Statement as filed with the Commission, (ii) the Company's Restated Certificate of Incorporation, as amended and restated to date (the "Certificate of Incorporation"), (iii) the Company's By-Laws, as amended and/or restated to date (the "By-Laws"), (iv) certain resolutions of the Board of Directors of the Company relating to the Shares and the registration thereof, and (v) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We do not express or purport to express any opinions with respect to laws other than the Federal laws of the United States and the laws of the State of New Jersey.

Based upon and subject to the foregoing, we are of the opinion that the Shares will, if issued and delivered in accordance with the terms and provisions of the Plan, be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should present Federal laws or the present laws of the State of New Jersey be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Dillon, Bitar & Luther, L.L.C.

DILLON, BITAR & LUTHER, L.L.C.